EXHIBIT 6.6

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”) is entered into effective as of September 30, 2016, by and between 1551 KINGSBURY PARTNERS, L.L.C., an Illinois limited liability company (“Lender”), and GK INVESTMENT HOLDINGS, LLC, a Delaware limited liability company (“Borrower”).

RECITALS

WHEREAS, Borrower is a newly formed business in need of operating funds to provide cash flow and debt service during its initial stabilization period; and

WHEREAS, the Lender desires to provide to Borrower, and Borrower desires to obtain from Lender, a loan (the “Loan”) with a maximum monthly Advance (as defined herein) equal to the Lender’s then-current monthly Net Income (as defined herein) from its interests (the “Interests”) in 1551 Kingsbury Partners Senior Mezz, LLC, a Delaware limited liability company, indirect owner of a 12.5% interest in certain real property and improvements thereon commonly known as Ridgmar Mall located at 1888 Green Oaks Road, Fort Worth, Texas 76116 (the “Property”), on certain terms and conditions as set forth in this Agreement; and

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Definitions. Capitalized terms used herein and not otherwise defined shall have the same meaning as set forth in that certain Trust Indenture of even date herewith between Borrower and Trustee (as defined herein) (the “Indenture”).

2. Commitment. Subject to and in accordance with the provisions of this Agreement, the Lender agrees to make advances not more than once per calendar month (each an “Advance”), and Borrower may draw upon and borrow, not more than once per calendar month, in the manner and upon the terms and conditions expressed in this Agreement, each Advance in an amount up to the Lender’s then-monthly net income from the Interests (as determined by application of generally accepted accounting principles consistently applied, “Net Income”). Each Advance shall be made by Lender to Borrower subject to the limitations contained in this Agreement; provided, that the Lender shall have no obligation to make any Advance (A) that exceeds its Net Income for the then-current calendar month or (B) if there is an Event of Default or a Default (as defined below). Each Advance shall bear interest on the outstanding principal balance at the then-applicable Federal short-term rate as determined pursuant to Section 1247(d) of the Internal Revenue Code beginning on the date of the Advance. If not sooner paid, all outstanding principal, accrued but unpaid interest and other outstanding sums due under this Agreement shall be paid in full on September 30, 2021 (the “Maturity Date”). This Agreement shall terminate automatically upon the earlier to occur of (a) the Maturity Date, or (b) the sale of the Interests or the Property to a bona fide third-party purchaser on commercially reasonable terms as determined by the Trustee in its reasonable discretion.

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3. Advances. Advances under this Agreement will be made by the Lender not more than once per calendar month upon receipt by Lender of at least five (5) days’ prior written notice setting forth the amount of the advance. Such notice shall include a representation by Borrower to Lender that the amount of the Advance requested is reasonably necessary for the Borrower to meet the Cash Coverage Ratio covenant as described in Section 4.09 of the Indenture.

4. Notes. Borrower’s obligation to pay the principal of and interest on the Loan shall be evidenced by a promissory note executed and delivered by Borrower to Lender in connection with each Advance (each a “Note” and collectively the “Notes”), substantially in the form attached hereto as Exhibit A, which shall (i) be duly executed and delivered by Borrower, (ii) be dated as of the date of the Advance, (iii) mature on the Maturity Date, (iv) bear interest as provided herein, and (v) be governed by this Agreement.

5. Security. The Loan and each Advance hereunder shall be unsecured.

6. Default. The occurrence of any of the following events shall constitute an “Event of Default” hereunder:

a. The non-payment of any principal or interest due and owing to Lender.

b. Violation by Borrower of any covenant or obligation contained in this Agreement or the Notes, or breach of any representation or warranty contained herein or in the Notes; or

c. Borrower (i) admits in writing its inability to pay its debts as they become due; (ii) files a petition under any chapter of the Federal Bankruptcy Code or similar state or federal law; or (iii) is adjudged a bankrupt or insolvent.

Upon occurrence of an Event of Default, the Lender shall notify Borrower in writing. If the Event of Default is not cured within ten business (10) days after the giving of such notice of default, Borrower shall be deemed to be in default under this Agreement (a “Default”).

7. Default Interest Rate; Remedies. Upon Default, the Lender shall have the right to collect interest on the outstanding principal balance on the Loan at a rate of nine percent (9%) per annum and all other remedies as set forth in the Notes.

8. Cumulative Remedies. All remedies of the Lender provided for herein are cumulative and shall be in addition to all other rights and remedies provided by law. The exercise of any right or remedy by the Lender hereunder shall not in any way constitute a cure or waiver of default hereunder or invalidate any act done pursuant to any notice of default, or prejudice the Lender in the exercise of any of their rights hereunder unless, in the exercise of its rights, the Lender realizes all amounts owed to it hereunder.

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9. Payment and Prepayment. Borrower shall have the right to prepay the Loan, in whole or in part, at any time without penalty. All payments received by Lender shall be applied, first, to the payment of fees, interest and other obligations (other than principal) hereunder, and second, to the payment of principal, each in such order and priority as the Lender shall determine in its sole discretion. Upon full payment of all amounts due and owing on the Loan, and Borrower giving written notice to the Lender, the Lender shall immediately return the original Notes to Borrower marked “Satisfied.”

10. Subordination. Lender acknowledges that Borrower’s obligations hereunder to repay the Loan are subordinate Borrower’s obligations on the Bonds, and Lender hereby expressly subordinates its rights under this Agreement to Borrower’s obligations thereon.

11. Representations and Warranties of the Borrower. Borrower hereby represents and warrants as follows:

a. Organization; Authority to Enter into Agreement. Borrower is a limited liability company, duly formed and validly in existence and in good standing under the laws of the State of Delaware. Borrower has full power and authority to enter into this Agreement and to execute and to carry out the provisions of this Agreement.

b. No Consents. The execution, delivery and performance by Borrower of this Agreement does not require consent, approval, authorization or license of any governmental authority or a third party.

12. Expenses, Fees and Costs. In the event of any litigation between the parties to declare or enforce any provision of this Agreement, the substantially prevailing party shall be entitled to recover from the other party, in addition to any other recovery and costs, reasonable expenses, attorney's fees, and costs associated with such litigation, in both the trial and in all appellate courts.

13. Waiver. No waiver by the Lender of any default shall operate as a waiver of any other default or of the same default on a future occasion.

14. Assignment. The terms hereof shall be binding upon and shall inure to the benefit of the parties hereto and their personal representatives, successors and assigns; provided, however, that the parties may not assign their rights or delegate their duties and obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding anything to the contrary contained in this paragraph, the interests of the Borrower in this Agreement have been assigned to UMB Bank, N.A., in its capacity as trustee (the “Trustee”) under the Indenture, and the Trustee may, but shall have no obligation to, enforce Borrower’s rights under this Agreement on behalf and in the name of the Borrower, and Lender consents to such assignment.

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15. Notices. Any notice required or permitted to be given hereunder shall be in writing and will be deemed received (a) on the date of receipted delivery by a courier service or (b) on the fifth business day after mailing, by registered or certified United States mail, postage prepaid, to the appropriate party at its address set forth below:

If to Borrower:	c/o GK Development
257 E. Main Street, #100
Barrington, IL 60010
Attn:

If to Lender:	c/o GK Development
257 E. Main Street, #100
Barrington, IL 60010
Attn:

16. Amendments. No amendment, modification or termination of any provisions of this Agreement shall in any event be effective unless the same shall be in writing and signed by Lender, Borrower and Trustee.

17. Survival of Representations and Warranties. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and continue in full force and effect until the obligations of Borrower hereunder evidenced by the Note have been fully paid and satisfied.

18. Entire Agreement; Severability. This Agreement, together with Exhibit A hereto, constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings. In the event that any clause or provision of this Agreement shall be determined to be invalid, illegal or unenforceable, such clause or provision may be severed or modified to the extent necessary, and as severed and/or modified, this Agreement shall remain in full force and effect.

19. Governing Law; Jurisdiction and Venue. This Agreement and other documents delivered pursuant hereto and the legal relations between the parties shall be governed and construed in accordance with the law of the State of Illinois. Any dispute or litigation with respect to the representations, warranties, terms and conditions of this Agreement, or any other matter between the parties, shall be litigated in the state or federal courts of Chicago, Illinois, and the parties hereby expressly consent to the exclusive jurisdiction and venue in said courts.

20. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

BORROWER: GK INVESTMENT HOLDINGS, LLC, a Delaware limited liability company,

By:	GK Development, Inc.
Its:	Manager

	By:	/s/ Garo Kholamian
Garo Kholamian
	Its:	President and Sole Director

LENDER: 1551 KINGSBURY PARTNERS, L.L.C., an Illinois limited liability company

By:	GK Development, Inc.
Its:	Manager

	By:	/s/ Garo Kholamian
Garo Kholamian
	Its:	President and Sole Director

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EXHIBIT A

Filed with the United States Securities and Exchange Commission as Exhibit 6G to the Issuer’s Amendment No. 3 to its offering statement on Form 1-A filed on June 30, 2016.

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